Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

RHINO EXPLORATION LLC,

AS SELLER,

AND

GULFPORT ENERGY CORPORATION,

AS PURCHASER

EXECUTION DATE:  March 19, 2014

EFFECTIVE DATE: January 1, 2014

i

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit B	-	Certain Excluded Assets
Exhibit C	-	Form of Conveyance
Exhibit D	-	Category 1 Assets
Exhibit E	-	Category 2 Assets
Exhibit F	-	Category 3 Assets

SCHEDULES:

Schedule 3.4	-	Allocated Values

iv

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of March 19, 2014 (the “Execution Date”), by and between Rhino Exploration LLC, a Delaware limited liability company (“Seller”), on the one part, and Gulfport Energy Corporation, a Delaware corporation (“Purchaser”), on the other part.  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A.            Seller owns certain interests in oil and gas properties, rights and related assets.

B.            Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of Seller’s interests in such oil and gas properties, rights and related assets, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2            References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article”, “this Section”, “this subsection”, “this clause”, and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 2
PURCHASE AND SALE

Section 2.1            Purchase and Sale.  At Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets and Closing C with respect to Category 3 Assets, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the applicable Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the applicable Assets and to assume the Assumed Purchaser Obligations.

Section 2.2            Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a)           The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to Hydrocarbons in place that are located on the Lands including those identified on Exhibit A-1 (collectively, the “Leases”), subject to any depth limitations and other restrictions that may be set forth in the Leases and Contracts; and all oil, gas, water, carbon dioxide or injection wells located on the Leases, whether producing, shut-in or abandoned, including the interests in the wells shown on Exhibit A-2 (collectively, the “Wells”) and all Hydrocarbons produced therefrom on and after the Effective Date.

(b)           All pooled, communitized or unitized acreage which includes all or a part of any Lease (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (together with the Leases and the Wells, the “Properties”);

(c)           All material contracts, agreements and instruments (other than Leases) to the extent applicable to the Properties, but excluding (i) any contracts, agreements and instruments to the extent transfer is restricted by Third Party agreement or applicable Law and (ii) instruments constituting Seller’s chain of title to the Leases (subject to such exclusions, the “Contracts”); and

(d)           All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties; but excluding, in all such instances, any permits and other appurtenances to the extent transfer is restricted pursuant to the terms of the relevant agreement or applicable Law and the necessary consents or approvals to transfer have not been obtained.

Section 2.3            Excluded Assets.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.

Section 2.4            Effective Date.  Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets and Closing C with respect to Category 3 Assets, but certain financial benefits and burdens of the Assets shall be transferred to Purchaser effective as of 12:01 a.m., Central Time, on January 1, 2014 (the “Effective Date”), as described below.

ARTICLE 3
PURCHASE PRICE

Section 3.1            Purchase Price.  The aggregate purchase price for the Assets shall be $184,029,189.03  Dollars (the “Unadjusted Purchase Price”).  The Unadjusted Purchase Price shall be adjusted as provided in Section 3.2.

(a)           Payment of $179,030,490.55 of the Unadjusted Purchase Price (the “Category 1 Purchase Price”), as adjusted pursuant to Section 3.2 (the “Closing A Payment”) for the Category 1 Assets will be made at Closing A by wire transfer of immediately available funds to one or more accounts designated by Seller, as applicable;

(b)           Payment of $0.00 of the Unadjusted Purchase Price (the “Category 2 Purchase Price”), as adjusted pursuant to Section 3.2 (the “Closing B Payment”) for the Category 2 Assets will be made at Closing B by wire transfer of immediately available funds to one or more accounts designated by Seller, as applicable; and

(c)           Payment of $4,998,698.48 of the Unadjusted Purchase Price (the “Category 3 Purchase Price”), as adjusted pursuant to Section 3.2 (the “Closing C Payment”), for the aggregate value of Category 3 Assets will be made at Closing C by wire transfer of immediately available funds to one or more accounts designated by Seller, as applicable.

Section 3.2            Adjustments to Purchase Price.  All adjustments to the Unadjusted Purchase Price shall be made no later than the Adjustment Date (x) in accordance with the terms of this Agreement and (y) without duplication (in this Agreement or otherwise).  Each adjustment to the Unadjusted Purchase Price described in Section 3.2(a) and Section 3.2(b) shall be allocated to the portion of the Unadjusted Purchase Price allocated to the Assets affected by the adjustment.

Without limiting the foregoing, the Category 1 Purchase Price, Category 2 Purchase Price and the Category 3 Purchase Price shall be adjusted as follows:

(a)           Each of the Category 1 Purchase Price, Category 2 Purchase Price and the Category 3 Purchase Price shall be adjusted upward (without duplication) by:

(i)            an amount equal to the value of all Hydrocarbons stored in stock tanks, pipelines (including any line fill) or other storage at the opening of business on the Effective Date, and not previously sold by Seller, if any, that are attributable to the applicable Properties, such value to be the contract price in effect as of the Effective Date, less gravity adjustments, transportation costs and marketing costs, in each case, related to the production of the Hydrocarbons in storage (net of all royalties payable to Third Parties; provided, however, that to the extent such a netting is made, Purchaser shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);

(ii)           an amount equal to the proceeds received by Purchaser, to the extent that such amounts have not been remitted or paid to Seller, from the sale of any Hydrocarbons that were produced from the applicable Assets prior to the Effective Date (net of all royalties payable to Third Parties; provided, however, that to the extent such a netting is made, Purchaser shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due);

(iii)          an amount equal to all expenses attributable to the applicable Assets that were incurred after the Effective Date and attributable to the period on or after the Effective Date but were paid by or on behalf of Seller (excluding any such amounts that have been remitted or paid to Seller);

(iv)          the amount of all actual expenditures made or prepaid by Seller that are incurred in connection with the applicable Assets and that were incurred after the Effective Date and that are attributable to periods on or after the Effective Date relating to rentals, shut-in well payments, and other lease maintenance payments, including those associated with Lease extensions or amendments; operating costs; title work, including opinions, abstracts and curative action, on proposed drillsite Leases associated with any pad sites that have been permitted prior to the date hereof; premiums on insurance policies allocable to the period on or after the Effective Date; and capital costs incurred in the ownership and operation of the applicable Assets in the ordinary course of business (including all permitting and construction activity preparatory to drilling on the Lands), but excluding, in all cases, any expenditures made by Seller in connection with curative action taken by Seller with respect to title defects and any amounts described in Section 3.2(a)(iii);

(v)           the total amount of any Property Taxes and Severance Taxes paid by Seller (or on behalf of Seller) directly attributable to the applicable Assets and attributable solely to the period on or after the Effective Date, as further provided for in Section 12.2 and Section 12.3; and

(vi)          solely with respect to Category 2 Assets and Category 3 Assets, any undisputed Title Benefit Amounts determined pursuant to Section 4.3(b).

(b)           Each of the Category 1 Purchase Price, Category 2 Purchase Price and the Category 3 Purchase Price shall be adjusted downward (without duplication) by:

(i)            solely with respect to Category 2 Assets and Category 3 Assets, an amount equal to the Allocated Value of any Title Defect Property excluded pursuant to Section 4.2(c) and any undisputed Title Defect Amounts determined pursuant to Section 4.2(c);

(ii)           solely with respect to Category 2 Assets and Category 3 Assets an amount equal to the Allocated Value of a Property excluded for failure to satisfy a Consent Requirement pursuant to Section 4.5(b);

(iii)          an amount equal to income, proceeds, receipts and credits earned or received by Seller with respect to the applicable Assets, including from the sale of any Hydrocarbons that were produced from such Assets on or after the Effective Date (net of all royalties payable to Third Parties; provided, however, that to the extent such a netting is made, Seller shall assume the obligation to pay the netted amounts to the Persons to whom such amounts are due); and

(iv)          the total amount of Seller’s allocated share, as determined or estimated by the procedures set forth in Section 12.2, of all Property Taxes relating to the applicable Assets that remain unpaid as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets and Closing Date C with respect to Category 3 Assets, and the total amount of Seller’s allocated share, as determined or estimated by the procedures set forth in Section 12.3, of all Severance Taxes relating to the Assets that remain unpaid as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets and Closing Date C with respect to Category 3 Assets.

(c)           Not later than one Business Day prior to Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets and Closing Date C with respect to Category 3 Assets, Purchaser shall prepare and deliver to Seller, using the best information available to Purchaser, a preliminary settlement statement estimating the adjustments, as applicable, to the Category 1 Purchase Price, the Category 2 Purchase Price or the Category 3 Purchase Price set forth in Section 3.2 and calculating, as applicable, the Closing A Payment, the Closing B Payment or the Closing C Payment.

Section 3.3            [Intentionally Omitted].

Section 3.4            Allocated Values.  The “Allocated Values” for the Properties (which are provided separately for each Lease, Well or Unit) are set forth on Schedule 3.4.  The Allocated Value for a Property is equal to the portion of the Unadjusted Purchase Price that is allocated to such Property on Schedule 3.4, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.2.  The share of each adjustment allocated to a particular Property shall be allocated to the particular Property to which such adjustment relates to the extent such adjustment relates to such Property and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so.  Any adjustment not allocated to a specific Property pursuant to the immediately preceding sentence shall be allocated among the various Properties on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Property on Schedule 3.4.   Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

Section 3.5            Allocation of Revenues and Expenses.  Purchaser shall be (a) entitled to all production of Hydrocarbons from or attributable to the Properties on and after the Effective Date, all products and proceeds attributable thereto and all other income, proceeds, receipts and credits earned with respect to the Assets on and after the Effective Date and (b) responsible for, and entitled to any refunds with respect to, all costs associated with respect to the Assets incurred on and after the Effective Date.  Seller shall be (i) entitled to all production of Hydrocarbons from or attributable to the Properties prior to the Effective Date and all products and proceeds attributable thereto and all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Date and (ii) responsible for, and entitled to any refunds with respect to, all costs associated with respect to the Assets incurred prior to the Effective Date.  Should Purchaser receive after Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, any proceeds or other income to which Seller is entitled hereunder, Purchaser shall fully disclose, account for and promptly remit the same to Seller.  If, after Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, Seller receives any proceeds or other income with respect to the Assets to which Purchaser is entitled hereunder, Seller shall fully disclose, account for, and promptly remit same to Purchaser.

ARTICLE 4
TITLE MATTERS

Section 4.1            Seller’s Title.  Except for the special warranty of title set forth in the Conveyances, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges and agrees that, subject to Section 4.2(e), Purchaser’s sole remedy for any defect of title, including any Title Defect, (a) with respect to any of the Category 1 Assets shall be pursuant to the special warranty of title set forth in the Conveyances and (b) with respect to the Category 2 Assets and Category 3 Assets (i) on or before the Category 2 Title Claim Date with respect to Category 2 Assets or on or before the Category 3 Title Claim Date with respect to Category 3 Assets, as applicable, shall be as set forth in Section 4.2 and (ii) from and after the Category 2 Title Claim Date (without duplication) with respect to Category 2 Assets or the Category 3 Title Claim Date with respect to Category 3 Assets, as applicable, shall be pursuant to the special warranty of title set forth in the Conveyances; provided, however, that Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of title provided in the Conveyances for any Title Defect reported under this Article 4.

Section 4.2            Title Defects.

(a)           With respect to any Category 2 Asset or Category 3 Asset, to assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) promptly after the discovery thereof, but in no event later than ten days prior to Closing Date B with respect to Category 2 Assets (such cut-off date being the “Category 2 Title Claim Date”) or ten days prior to Closing Date C with respect to Category 3 Assets (such cut-off date being the “Category 3 Title Claim Date”).  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect that is reasonably sufficient for Seller to determine the basis of the alleged Title Defect, (ii) each Category 2 Asset or Category 3 Asset adversely affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) all documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser.  Any matters that may otherwise constitute Title Defects, but of which Seller has not been notified in writing in accordance with the foregoing, shall be deemed to have been forever waived by Purchaser with respect to Category 2 Assets as of the Category 2 Title Claim Date and with respect to Category 3 Assets, as of the Category 3 Title Claim Date, for all purposes.  Any costs incurred by Purchaser in connection with its review or examination of title for the Category 2 Assets and Category 3 Assets (but excluding costs of curative action) shall be charged to the joint account pursuant to the terms of the Operating Agreement.

(b)           Purchaser shall have the obligation to take any curative actions required to be taken by Purchaser under the terms of the Operating Agreement, and the costs of any curative actions taken by Purchaser shall be charged to the joint account pursuant to the terms of the Operating Agreement.  Any Title Defects with respect to Category 2 Assets that have not been cured, waived or otherwise resolved by the Parties on or before the date that is five Business Days following the Category 2 Title Claim Date (the “Category 2 Remedy Deadline”) shall be exclusively and finally resolved in accordance with the provisions of Section 4.4. Any Title Defects with respect to Category 3 Assets that have not been cured, waived or otherwise resolved by the Parties on or before the date that is five Business Days following the Category 3 Title Claim Date (the “Category 3 Remedy Deadline”) shall be exclusively and finally resolved in accordance with the provisions of Section 4.4.

(c)           In the event that any Title Defect is not waived by Purchaser or cured by Purchaser prior to the Category 2 Remedy Deadline with respect to Category 2 Assets or prior to the Category 3 Remedy Deadline with respect to Category 3 Assets, as applicable, the Parties will adjust the Category 2 Purchase Price or the Category 3 Purchase Price, as applicable, downward by the lesser of (i) the Allocated Value of the Title Defect Property and (ii) an amount determined (the “Title Defect Amount”) pursuant to Section 4.2(d) as being the value of such Title Defect.  If the Category 2 Purchase Price or the Category 3 Purchase Price, as applicable, is adjusted downward by the Allocated Value of the Title Defect Property, then such Title Defect Property shall no longer be included within the definition of Assets for any purpose under this Agreement and shall not be conveyed at Closing B or Closing C, as applicable.  Any downward adjustments to the Category 2 Purchase Price or Category 3 Purchase Price pursuant to this Section 4.2 shall be made (and accounted for) in accordance with the provisions of Section 3.2 at Closing B with respect to Category 2 Assets and at Closing C with respect to Category 3 Assets.

(d)           The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid by Seller to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii)          if the Title Defect reflects a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property as stated in Exhibit A-1, then the Title Defect Amount shall be equal to the Allocated Value of such Title Defect Property multiplied by the positive difference between such Net Acres amounts;

(iv)          if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v)           If a Title Defect is not in effect or does not materially adversely affect any Category 2 Asset or Category 3 Asset throughout the entire productive life of such Category 2 Asset or Category 3 Asset, such fact shall be taken into account in determining the Title Defect Amount;

(vi)          the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Category 2 Purchase Price with respect to Category 2 Assets or the Category 3 Purchase Price with respect to Category 3 Assets or reimbursement pursuant to the terms of the Operating Agreement; and

(vii)         notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(e)           Limitations on Applicability.

(i)            This Article 4 and the special warranty of title provided in the Conveyances shall be, subject to the limitations set forth in this Agreement, the exclusive rights and remedies of Purchaser with respect to Title Defects.  The right of Purchaser to assert a Title Defect under this Article 4 shall terminate on the Category 2 Title Claim Date with respect to Category 2 Assets or on the Category 3 Title Claim Date with respect to Category 3 Assets; provided, however, that until the alleged Title Defect or Title Defect Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect or Title Defect Amount properly reported in accordance with Section 4.4 on or before the Category 2 Title Claim Date with respect to Category 2 Assets or on or before the Category 3 Title Claim Date with respect to Category 3 Assets.

Thereafter, Purchaser’s and Seller’s sole and exclusive rights and remedies with regard to title to the Category 2 Assets and Category 3 Assets shall be as set forth in the Conveyances.  Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller as set forth in Article 5 and Purchaser has knowledge of such matter prior to the Category 2 Title Claim Date with respect to Category 2 Assets or prior to the Category 3 Title Claim Date with respect to Category 3 Assets, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(ii)           [Intentionally Omitted.]

(iii)          [Intentionally Omitted.]

(iv)          Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.13, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.3            Title Benefits.

(a)           Purchaser has the obligation to deliver to Seller on or before the Category 2 Title Claim Date with respect to Category 2 Assets and on or before the Category 3 Title Claim Date with respect to Category 3 Assets, with respect to each Title Benefit discovered by Purchaser a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) each Category 2 Asset or Category 3 Asset affected by such Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all relevant documents supporting such Title Benefit, including, at a minimum, supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Benefit and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Purchaser’s belief is based on or before the Category 2 Title Claim Date with respect to Category 2 Assets and on or before the Category 3 Title Claim Date with respect to Category 3 Assets.

(b)           With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the Category 2 Purchase Price with respect to Category 2 Assets or the Category 3 Purchase Price with respect to Category 3 Assets shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c).  Any upward adjustments to the Category 2 Purchase Price with respect to Category 2 Assets or the Category 3 Purchase Price with respect to Category 3 Assets pursuant to this Section 4.3 shall be made (and accounted for)

in accordance with the provisions of Section 3.2 at Closing B with respect to Category 2 Assets and at Closing C with respect to Category 3 Assets.

(c)           The Title Benefit Amount for any Title Benefit shall be equal to the product of the Allocated Value of the Title Benefit Property multiplied by the positive difference between (i) the actual Net Acres for any Title Benefit Property and (ii) the Net Acres for such Title Benefit Property as stated in Exhibit A-1.

(d)           If Seller and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the Category 2 Remedy Deadline with respect to Category 2 Assets or by the Category 3 Remedy Deadline with respect to Category 3 Assets, the provisions of Section 4.4 shall apply.

Section 4.4            Title Disputes.  Seller and Purchaser shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.  If, by the Category 2 Remedy Deadline with respect to Category 2 Assets or by the Category 3 Remedy Deadline with respect to Category 3 Assets, Seller and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount (the “Disputed Title Matters”) such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4 the affected Category 2 Assets and Category 3 Assets shall be excluded from, as applicable, Closing B and Closing C.  Purchaser shall provide to Seller by not later than the third Business Day following the Category 2 Remedy Deadline with respect to Category 2 Assets or the Category 3 Remedy Deadline with respect to Category 3 Assets,  a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the Disputed Title Matters.  By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Title Matters together with all supporting documentation.

(a)           By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s), by written notice to Seller of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

(b)           The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”), determined as follows.  The Title Arbitrator shall be an attorney with at least ten (10) years experience examining oil and gas titles in the State of Ohio.  Seller and Purchaser shall select by mutual agreement the Title Arbitrator.  If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Columbus, Ohio office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Purchaser to serve as the Title Arbitrator.

(c)           Following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser and (iv) the Title Arbitration Notice.  The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(d)           The Title Arbitrator shall make its determination by written decision within thirty (30) days following Seller’s receipt of the Title Arbitration Notice (the “Arbitration Decision”).  The Arbitration Decision shall be final and binding upon the Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4.  The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(e)           The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts or Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(f)            Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any Third Party.

(g)           Seller and Purchaser shall complete any further conveyancing or reconveyancing of property as is necessary to effect the remedy.  In the case of any such reconveyancing, Purchaser shall assign the relevant Asset to Seller with a special warranty of title, subject to the Permitted Encumbrances, by, through and under Purchaser.

(h)           Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Ohio.

Section 4.5            Consents to Assignment

(a)           Purchaser shall prepare and send notices to the holders of any required consents to assignment requesting consents to the Conveyances.  If, prior to Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, any Party discovers any required consents, then (x) the Party making such discovery shall provide the other Party with written notification of such consents, as applicable, (y) Purchaser, following delivery or receipt of such written notification, will promptly send notices to the holders of the required consents requesting consents to the Conveyances and (z) the terms and conditions of this Section 4.5 shall apply to the Assets subject to such consents, as applicable.  Purchaser shall use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets; provided, however, that Seller and Purchaser shall each bear 50% of any payments or obligations to or for the benefit of the holders of such rights incurred in order to obtain the required consents. Seller shall cooperate with Purchaser in seeking to obtain such consents to assignment.

(b)           In no event shall there be transferred at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, any Asset for which a consent to assignment (other than a Customary Post-Closing Consent) has been denied in writing or in which the rights to be transferred to Purchaser will be materially impaired if transferred without the consent (a “Consent Requirement”); provided, however, that Consent Requirements shall not include any Customary Post-Closing Consents.  In cases in which the Asset subject to a Consent Requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Consent Requirement, Purchaser shall continue after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent.  In cases in which the Asset subject to a Consent Requirement is a Property and the Third Party consent to the transfer of the Property is not obtained by Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, the affected Property and the Assets related to that Property shall not be transferred at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, and the Category 1 Purchase Price, Category 2 Purchase Price or Category 3 Purchase Price, as applicable, shall be reduced by the allocated value of the affected Property.  If an unsatisfied Consent Requirement is subsequently satisfied prior to the Final Adjustment Date for Closing C, Seller shall assign and convey the affected Property and related Assets to Purchaser in accordance with this Agreement, and Purchaser shall pay to Seller the amount by which the Category 1 Purchase Price, Category 2 Purchase Price or Category 3 Purchase Price, as applicable, was reduced, subject to adjustment as described in Section 3.2.  In the event of such assignment, the term “Closing Date” with respect to any such Property and related Assets shall mean the date of assignment of such Property and related Assets from Seller to Purchaser.  If such Consent Requirement is not satisfied by the Final Adjustment Date for Closing C, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property and related Assets.  For purposes of this Section 4.5(b), a Consent Requirement shall be deemed satisfied if the Person holding the consent right grants consent, without conditions (unless pursuant to the terms of the document in which the Consent Requirement is contained, failure to object within a given period is deemed to be consent, in which case the Consent Requirement shall be deemed satisfied upon expiration of the period without objection), to the transfer prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, of the affected Property or other Asset from Seller to Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1            Generally.

(a)           Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of David Zatezalo and Christopher Walton.  As used herein, the term “Actual Knowledge” means information personally known by such individual.

(b)           Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Matters may be disclosed on a Schedule for information purposes only.

(c)           Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants the matters set out in Section 5.2 through Section 5.12.

Section 5.2            Existence and Qualification.  Seller is a limited liability company, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which the nature of Seller’s business requires such qualification.

Section 5.3            Power.  Seller has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4            Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, will be duly executed and delivered by Seller) and this Agreement constitutes, and at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5            No Conflicts.  Except for Customary Post-Closing Consents, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (a) violate any provision of the certificate of formation and other organizational documents of Seller, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance (except for any Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest or (d) violate any Laws applicable to Seller, except for any matters described in clauses (b) or (c) above which would not have a Material Adverse Effect on Seller.

Section 5.6            Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7            Litigation.  There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Body with respect to Seller that would materially impair Seller’s ability to perform its obligations under this Agreement.

Section 5.8            Compliance with Laws.  To Seller’s knowledge, Seller has complied with all applicable Laws (except for Environmental Laws, which are addressed in Section 5.10) with respect to the ownership and operation of the Properties, except where such violation would not have a Material Adverse Effect on the Properties subject to such violation.

Section 5.9            Contracts.  To Seller’s knowledge, Seller is not in material default under any Contract to which Seller is a named party.  There are no (i) Contracts with Affiliates of Seller which will be binding on the Assets after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, or (ii) any hedges, swaps or other derivatives contracts entered into by Seller which will be binding on the Assets after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.  None of the Properties are subject to or burdened by any indenture, mortgage, loan, credit or sale-leaseback or similar contract entered into by Seller to which Purchaser is not a party or of which Purchaser is not otherwise aware and that will not be terminated at or prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.

Section 5.10          Environmental.  Seller has not itself entered into any consent order, consent decree, compliance order or administrative order pursuant to any Environmental Laws that relate to the future use of any of the Assets and that require any remediation or other change in the present condition of any of the Assets.  To Seller’s knowledge, Seller has not received any written notice, which remains uncured, directly from any Governmental Body alleging that Seller is in violation of any Environmental Law with respect to the Assets, except where such violation would not have a Material Adverse Effect with respect to any Asset.

Section 5.11          Taxes.  To Seller’s knowledge, all Property Taxes based on or measured by the ownership of the Properties that are assessed directly to the owner of a Property and not to the operator under the Operating Agreement currently due have been paid, except those Property Taxes being contested in good faith.

Section 5.12          Calls.  Seller has not entered into any contracts with respect to the Assets that include calls upon or options to purchase any of the Hydrocarbons produced from the Assets from and after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, that are not terminable upon sixty (60) days’ or less notice.

Section 5.13          Certain Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, (i) NEITHER SELLER NOR ANY AFFILIATE OF SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS AND NEGATES ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).

(b)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.13(A), SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE

OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 5.10, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1            Existence and Qualification.  Purchaser is a corporation, validly existing, and in good standing under the Laws of the State of Delaware and is duly qualified to do business in all jurisdictions in which the nature of Purchaser’s business requires such qualification.

Section 6.2            Power.  Purchaser has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3            Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4            No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of incorporation and other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser, except for any matters described in clauses (b) or (c) above which would not have a Material Adverse Effect on Purchaser.

Section 6.5            Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6            Litigation.  There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body against Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.  As used in this Section 6.6, “Purchaser’s knowledge” is limited to information personally known by Michael Moore, Paul Heerwagen and Bill Eisched.

Section 6.7            SEC Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 6.8            Independent Evaluation.

(a)           Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b)           Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.

(c)           In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement.

Section 6.9            Consents, Approvals or Waivers.  Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or Third Party, except for consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.

Section 6.10          Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

Section 6.11          Qualification.  Purchaser is qualified under applicable Law to own the Assets and has, or as of Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.

Section 6.12          Limitation.  Purchaser acknowledges the following:

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, BY SELLER AS TO THE ASSETS OR PROSPECTS THEREOF AND PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY SELLER.

(b)           THE ASSETS MAY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.    NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1            Public Announcements; Confidentiality.

(a)           Neither Seller nor Purchaser shall make, or cause any other Person to make, any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosure to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate, (iii) required to be included in any offering documents or (iv) subject to Section 7.1(b), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           Notwithstanding anything in Section 7.1(a) to the contrary, the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures to Representatives of the Parties and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are (i) required to be included in any offering documents or (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; and provided, further, that prior to making any such disclosures to Representatives or holders of preferential rights to purchase, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.

Section 7.2            Operation of Business.  Except as otherwise approved by Purchaser, from the Execution Date until Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets and Closing Date C with respect to Category 3 Assets, Seller:

(a)           will conduct its business related to the Category 1 Assets, Category 2 Assets and Category 3 Assets in the ordinary course;

(b)           will not voluntarily terminate, materially amend or extend any material Contracts to which Seller is a named party;

(c)           will maintain all material Permits, approvals, bonds and guaranties affecting the Category 2 Assets and Category 3 Assets held or otherwise posted directly by Seller, if any, and make all filings that Seller, and not the operator under to the Operating Agreement, are required to make under applicable Law with respect to the Category 2 Assets and Category 3 Assets;

(d)           will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties; and

(e)           will not enter into an agreement with respect to any of the foregoing.

Section 7.3            Amendment to Schedules.

(a)           As of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter which results in an adjustment to the Category 1 Purchase Price, Category 2 Purchase Price or Category 3 Purchase Price, as applicable, pursuant to Section 3.2 as a result of the removal under the terms of this Agreement of any of the Assets.

Section 7.4            Further Assurances.  After Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1            Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the date of this Agreement and as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, as though made on and as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, except to the extent that such representation or warranty is qualified in terms of materiality in which case such representations and warranties shall be true and correct in all respects;

(b)           Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets;

(c)           No Action.  On Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body; and

(d)           Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 8.2            Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, of each of the following conditions precedent:

(a)           Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets as though made on and as of Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except to the extent that such representation or warranty is qualified in terms of materiality in which case such representations and warranties shall be true and correct in all respects;

(b)           Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets;

(c)           No Action.  On Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body;

(d)           Governmental Consents.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted; and

(e)           Seller shall have obtained all releases of liens under the Rhino Mortgage encumbering the applicable Assets prior to or on Closing Date A with respect to Category 1

Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets.

ARTICLE 9
CLOSING

Section 9.1            Time and Place of Closing.

(a)           Consummation of the purchase and sale transaction as contemplated by this Agreement with respect to Category 1 Assets (“Closing A”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Sidley Austin LLP, counsel to Seller, located at Wells Fargo Plaza, 1000 Louisiana Street, Suite 6000, Houston, Texas 77002 at 11:00 a.m., Central Time within two (2) Business Days of the conditions in Article 8 having been satisfied or waived, subject to the rights of the Parties under Article 10.  The date on which Closing A occurs is herein referred to as “Closing Date A”.

(b)           Within thirty (30) days of Closing A, consummation of the purchase and sale transaction as contemplated by this Agreement with respect to Category 2 Assets (“Closing B”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Sidley Austin LLP, counsel to Seller, located at Wells Fargo Plaza, 1000 Louisiana Street, Suite 6000, Houston, Texas 77002 at 11:00 a.m. The date on which Closing B occurs is herein referred to as “Closing Date B”.

(c)           Within ninety (90) days of Closing A, consummation of the purchase and sale transaction as contemplated by this Agreement with respect to Category 3 Assets (“Closing C”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Sidley Austin LLP, counsel to Seller, located at Wells Fargo Plaza, 1000 Louisiana Street, Suite 6000, Houston, Texas 77002 at 11:00 a.m. The date on which Closing C occurs is herein referred to as “Closing Date C”.

Section 9.2            Obligations of Seller at Closing.  At Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)           Counterparts of the Conveyances, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)           An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(c)           Release of all liens under the Rhino Mortgage encumbering the applicable Assets, in a form reasonably satisfactory to Purchaser;

(d)           At Closing C only, a counterpart of the Termination Agreement, duly executed by Seller and Windsor; and

(e)           All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3            Obligations of Purchaser at Closing.  At Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered, among other things, the following:

(a)           At Closing A, a wire transfer of the Closing A Payment, at Closing B, a wire transfer of the Closing B Payment and at Closing C, a wire transfer of the Closing C Payment, in each case, to the account(s) designated by Seller in immediately available funds not later than 11:00 a.m. Central Time;

(b)           Counterparts of the Conveyances, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)           At Closing C only, a counterpart of the Termination Agreement, duly executed by Purchaser; and

(d)           All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 9.4            Closing Payment and Post-Closing Purchase Price Adjustments.

(a)           The Parties shall undertake to agree on the final adjustments to the Category 1 Purchase Price, the Category 2 Purchase Price and the Category 3 Purchase Price no later than 30 days after, respectively, Closing A, Closing B and Closing C (each such date, a “Final Adjustment Date”).  Within ten (10) days after the applicable Final Adjustment Date, (A) Purchaser shall pay to Seller, as applicable, the amount by which the final adjusted Category 1 Purchase Price exceeds the Closing A Payment, the amount by which the final adjusted Category 2 Purchase Price exceeds the Closing B Payment or the amount by which the final adjusted Category 3 Purchase Price exceeds the Closing C Payment, or (B) Seller shall pay to Purchaser, as applicable, the amount by which the Closing A Payment exceeds the final adjusted Category 1 Purchase Price, the Closing B Payment exceeds the final adjusted Category 2 Purchase Price or the Closing C Payment exceeds the final adjusted Category 3 Purchase Price.  Any post-closing payment pursuant to this Section 9.4(a) shall bear interest from Closing Date A with respect to adjustments to the Category 1 Purchase Price, Closing Date B with respect to the Category 2 Purchase Price or Closing Date C with respect to the Category 3 Purchase Price to the date of payment at the Prime Rate.

(b)           All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the account(s) designated by Seller in writing to Purchaser.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account(s) specified by Purchaser in writing to Seller.

ARTICLE 10
TERMINATION

Section 10.1          Termination.  At any time prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by the mutual written consent of Purchaser and Seller;

(b)           by Purchaser (provided Purchaser is not in material breach of this Agreement), upon written notice to Seller, if there has been a material breach by Seller of any representation, warranty, or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Purchaser at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets and such breach has not been cured by Seller prior to the date on which such closing is to occur;

(c)           by Seller (provided Seller is not in material breach of this Agreement), upon notice to Purchaser, if there has been a material breach by Purchaser of any representation, warranty, or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets and such breach has not been cured by Purchaser prior to the date on which such closing is to occur;

(d)           by either Purchaser or Seller, upon notice to the other Party, if any Governmental Body having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction shall have become final and non-appealable; or

(e)           by Seller, upon notice to Purchaser, if the transactions contemplated at Closing A have not been consummated by April 15, 2014; in respect to Closing B, transactions contemplated at Closing B have not been consummated by May 15, 2014; and, in respect to Closing C, transactions contemplated at Closing C have not been consummated by July 15, 2014.

Section 10.2          Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (and the provisions of Section 5.6, Section 6.5, Section 7.1, Article 10, Article 13 and Appendix A, which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve either Party, subject to Section 13.10, from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1          Assumption by Purchaser.  Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations.

Section 11.2          Indemnification.

(a)           From and after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)            caused by or arising out of or resulting from the Assumed Purchaser Obligations (including, for purposes of certainty, Environmental Liabilities under CERCLA);

(ii)           caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7;

(iii)          caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement; and

(iv)          caused by or arising out of or resulting from Purchaser’s breach of Purchaser’s covenants and agreements in Article 12 or Section 13.3.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER GROUP.

(b)           From and after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)            caused by or arising out of or resulting from the Excluded Assets;

(ii)           caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in Article 7;

(iii)          caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5; and

(iv)          caused by or arising out of or resulting from Seller’s breach of Seller’s covenants and agreements in Article 12 or Section 13.3.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP.

(c)           Notwithstanding anything to the contrary contained in this Agreement, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6 and Article 7.  Except for the remedies contained in this Section 11.2, and Article 4 and Section 10.2, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6 and Article 7, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON (BUT NOT SUCH RELEASED PERSON’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

(d)           The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement.  No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d).  Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3          Indemnification Actions.  All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)           For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)           To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 11.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder.  The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or

(ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Party Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Party Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 11.4          Limitation on Actions.

(a)           The representations and warranties of the Parties in Article 5 and Article 6 and the covenants and agreements of the Parties in Article 7 shall survive Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets for a period of twelve (12) months (unless a shorter period is expressly provided within the applicable Section), except that (i) the representations and warranties in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 6.1, Section 6.2, Section 6.3, Section 6.4, and Section 6.5 shall survive indefinitely and (ii) the covenants and agreements, as applicable, in Section 7.1, shall survive indefinitely.  The remainder of this Agreement (including the disclaimers in Section 5.12) shall survive Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets without time limit except (A) as may otherwise be expressly provided herein and (B) for the provisions of Article 12 and the indemnities provided for in Section 11.2(a)(iv) or Section 11.2(b)(iv), which shall survive Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets until the applicable statute of limitations closes the taxable year to which the subject Taxes relate.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(ii) and Section 11.2(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Section 11.2(a)(i) and Section 11.2(b)(i) shall continue without time limit.

(c)           Seller shall not have any liability for any indemnification under Section 11.2 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceeds one percent (1.0%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed one percent (1.0%) of the Unadjusted Purchase Price.

(d)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Group under this Article 11 for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price.

(e)           The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(f)            In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.

(g)           For purposes of this Article 11, any Damages resulting from any breach or inaccuracy in the representations and warranties under this Agreement shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

ARTICLE 12
TAX MATTERS

Section 12.1          Assistance.  The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax resulting from the transactions contemplated hereunder or otherwise relating to the Assets.

Section 12.2          Apportionment of Property Taxes.  All Property Taxes with respect to the Assets for the Tax period in which the Effective Date occurs shall be apportioned on a daily ratable basis between the period ending on the day before the Effective Date (the “Pre-Effective Date Period”) and the period beginning on the Effective Date (the “Post-Effective Date Period”), between Seller and Purchaser (with Seller being allocated the Property Taxes for the Pre-Effective Date Period, and Purchaser being allocated the Property Taxes for the Post-Effective Date Period) and, if any Property Taxes for a Post-Effective Date Period have already been paid by Seller (or on Seller’s behalf) by the Final Adjustment Date, an appropriate increase in the Unadjusted Purchase Price shall be made pursuant to Section 3.2.  If any Property Taxes for a Pre-Effective Date Period have not been paid at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, an appropriate decrease in the Unadjusted Purchase Price shall be made pursuant to Section 3.2 in the actual amount of such Property Taxes allocable to Seller pursuant to this Section 12.2 but, if the actual amount of such Property Taxes cannot be determined by the Final Adjustment Date, the amount shall be reasonably estimated by the Parties.  Purchaser shall pay or cause to be paid to the applicable Governmental Body all Property Taxes due with respect to the Assets on or after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.  Purchaser shall defend, indemnify and hold Seller harmless with respect to the timely payment to the applicable Governmental Body of all Property Taxes due with respect to the Assets following Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets (including any interest or penalties assessed thereon). Notwithstanding the foregoing, and the other provisions of this Agreement, Seller or Purchaser may contest with the appropriate Governmental Body the amount of or liability for any Property Tax apportioned to it pursuant to this Section 12.2; provided, however, that the Party pursuing such contest may not settle such contest without the consent of the other Party, which shall not be unreasonably conditioned, delayed or denied.

Section 12.3          Apportionment of Severance Taxes.  All Severance Taxes shall be apportioned between Seller and Purchaser as of the Effective Date based on the number of units or value of production actually produced, as applicable, before and after the Effective Date, with the Severance Taxes attributable to the Pre-Effective Date Period being allocated to Seller, and with the Severance Taxes attributable to the Post-Effective Date Period being allocated to Purchaser, and if any Severance Taxes for a Post-Effective Date Period have already been paid by Seller (or on Seller’s behalf) by the Final Adjustment Date, an appropriate increase in the Unadjusted Purchase Price shall be made pursuant to Section 3.2.  If any Severance Taxes for a Pre-Effective Date Period have not be paid at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, an appropriate decrease in the Unadjusted Purchase Price shall be made pursuant to Section 3.2 in the actual amount of such Severance Taxes allocable to Seller pursuant to this Section 12.3 but, if the actual amount of such Severance Taxes cannot be determined by the Final Adjustment Date, the amount shall be reasonably estimated by the Parties.  Purchaser shall pay or cause to be paid to the applicable Governmental Body all Severance Taxes due with respect to the Assets after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets.  Purchaser agrees to file any Severance Tax reports or returns for tax periods in which the Effective Date occurs, and Seller agrees to forward to Purchaser copies of any Severance Tax reports and returns received by Seller after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets and to provide Purchaser with any information Seller has that is necessary for Purchaser to file any required Severance Tax reports and returns related to the Assets.  Purchaser shall defend, indemnify and hold Seller harmless with respect to the timely payment to the applicable Governmental Body of all Severance Taxes due with respect to the Assets following Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets (including any interest or penalties assessed thereon).

Section 12.4          Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this Article 12, Article 11 or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Category 1 Purchase Price, Category 2 Purchase Price or Category 3 Purchase Price, as applicable, unless otherwise required by Law.

ARTICLE 13
MISCELLANEOUS

Section 13.1          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Each Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2          Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile with electronic confirmation, by registered or certified mail, postage prepaid, or by electronic mail (read receipt requested) as follows:

If to Seller:

Rhino Exploration LLC
424 Lewis Hargett Circle, Suite 250
Lexington, Kentucky 40503
Attn: Whitney Kegley
Electronic Mail: wkegley@rhinolp.com
Facsimile: 859-389-6588

Attn: Paul Jacobi
Electronic Mail: pjacobi@wexford.com
Facsimile: 203-862-7312

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana St, Suite 6000
Houston, Texas 77002
Attn: James L. Rice III

Facsimile: (713) 495-7799
Electronic Mail: jrice@sidley.com

If to Purchaser:

Gulfport Energy Corporation
14313 North May, Suite 100
Oklahoma City, OK 73134
Attn: Michael G. Moore
Facsimile: (405) 848-8816
Electronic Mail:mmoore@gulfportenergy.com

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Seth R. Molay, P.C.
Facsimile: (214) 969-4343
Electronic Mail: smolay@akingump.com

Each Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3          Tax, Recording Fees, Similar Taxes & Fees.  Purchaser shall bear any excise, gross receipts, goods and services, registration, capital, documentary, stamp taxes (including any penalties, interest or additional amounts which may be imposed with respect thereto), recording fees and similar taxes (including any penalties, interest or additional amounts which may be imposed with respect thereto), recording fees and similar taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  Notwithstanding anything to the contrary set forth herein, each of Seller and Purchaser shall bear 50% of any sales, use, transfer and similar taxes arising out of or in connection with the transaction contemplated by this Agreement (the “Transfer Taxes”).  If such transfers or transactions are exempt from any Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4          Governing Law; Jurisdiction.

(a)           THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THE DETERMINATION OF ANY TITLE DEFECT OR TITLE BENEFIT PURSUANT TO ARTICLE 4) BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.5          Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom such waiver is intended to be effective, which writing shall specifically reference this Agreement, specify the provision(s) hereof that it is intended to amend or waive and further specify that it is intended to amend or waive such provision(s).  Any such amendment or waiver shall be effective only in the specific instance and for the purpose for which it was given.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.6          Assignment.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.7          Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.8          No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 11.2(d) to the Persons described therein.

Section 13.9          Construction.  The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.10       Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.11       Recording.  As soon as practicable after Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets, Purchaser shall record the Conveyances and other assignments, if any, delivered at Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets in the appropriate counties as well as with any appropriate Governmental Bodies and provide Seller with copies of all recorded or approved instruments.

Section 13.12       Conspicuous.  SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW AND COMPLY WITH THE EXPRESS NEGLIGENCE RULE.

Section 13.13       Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.14       Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 13.15       Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER:

RHINO EXPLORATION LLC

By:	/s/ Christopher Walton
Christopher Walton
President & CEO

PURCHASER:

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Michael G. Moore
Interim Chief Executive Officer, President and Chief Financial Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT, EFFECTIVE AS OF JANUARY 1, 2014, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” has the meaning set forth in Section 3.2.

“Adjustment Date” means

(a)           with respect to Category 1 Assets, Closing Date A;

(b)           with respect to Category 2 Assets, the date that is two days before Closing Date B; and

(c)           with respect to Category 3 Assets, the date that is two days before Closing Date C.

“AFEs” means authorizations for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Arbitration Decision” has the meaning set forth in Section 4.4(d).

“Assets” has the meaning set forth in Section 2.2.

“Assumed Purchaser Obligations” means (a) all Environmental Liabilities with respect to or arising from the Assets and obligations to, and any liabilities arising in connection therewith, (i) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets; (ii) pay to properly plug and abandon any and all wells located on the Lands, including temporarily abandoned wells; (iii) pay to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets; (iv) pay to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, regardless of whether such obligations or liabilities are known or unknown or arose prior to, on or after the Effective Date and (b) all obligations and liabilities relating in any manner to the use, ownership or operation of the Assets, known or unknown, arising on or after the Effective Date, including obligations to pay to perform all obligations applicable to or imposed on the lessee, owner, or

Appendix A-1

operator under the Leases and the Contracts, or as required by any Law (and including, for the avoidance of doubt, all Transfer Taxes, Property Taxes and Severance Taxes allocated to Purchaser pursuant to Section 13.3, Section 12.2, and Section 12.3, respectively); but excluding, in all such instances the downward adjustments set forth in Section 3.2(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.2(b) and Section 9.4. All obligations of Seller with respect to the Excluded Assets are specifically not Assumed Purchaser Obligations.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Category 1 Assets” means that portion of the Assets set forth on Exhibit D.

“Category 1 Purchase Price” has the meaning set forth in Section 3.1(a).

“Category 2 Assets” means that portion of the Assets set forth on Exhibit E.

“Category 2 Purchase Price” has the meaning set forth in Section 3.1(b).

“Category 3 Assets” means that portion of the Assets set forth on Exhibit F.

“Category 3 Purchase Price” has the meaning set forth in Section 3.1(c).

“Category 2 Remedy Deadline” has the meaning set forth in Section 4.2(b).

“Category 3 Remedy Deadline” has the meaning set forth in Section 4.2(b).

“Category 2 Title Claim Date” has the meaning set forth in Section 4.2(a).

“Category 3 Title Claim Date” has the meaning set forth in Section 4.2(a).

“Central Time” means the central standard time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing A” has the meaning set forth in Section 9.1(a)

“Closing A Payment” has the meaning set forth in Section 3.1(a).

“Closing B” has the meaning set forth in Section 9.1(b).

“Closing B Payment” has the meaning set forth in Section 3.1(b).

“Closing C” has the meaning set forth in Section 9.1(c).

“Closing C Payment” has the meaning set forth in Section 3.1(c).

Appendix A-2

“Closing Date A” has the meaning set forth in Section 9.1(a).

“Closing Date B” has the meaning set forth in Section 9.1(b).

“Closing Date C” has the meaning set forth in Section 9.1(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 2.2(c).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyances” means the Form of Conveyance attached hereto as Exhibit C.

“COPAS” means the Council of Petroleum Accountant Societies, Inc.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets, including any consents of lessors under any Lease that specifies that the lessor’s consent will not be unreasonably withheld or otherwise has words to similar effect.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i)  consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein); and (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after Closing Date A with respect to Category 1 Assets, Closing Date B with respect to Category 2 Assets or Closing Date C with respect to Category 3 Assets.

“Defensible Title” means that title of Seller with respect to each Category 2 Asset or Category 3 Asset that as of the Execution Date:

1.             entitles Seller to receive not less than the percentage set forth in Exhibit E or Exhibit F, as applicable, as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Property as set forth in Exhibit E or Exhibit F, as applicable, all without reduction, suspension or termination of such interest throughout the productive life of such Property, except for carried interests, production payments, reversionary interests or other changes in interest in time as specifically set forth in Exhibit E or Exhibit F, as applicable;

Appendix A-3

2.             obligates Seller to bear not greater than the percentage set forth in Exhibit E or Exhibit F, as applicable, as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of each Property as set forth in Exhibit E or Exhibit F, as applicable, all without increase (unless accompanied by a corresponding increase in Seller’s Net Revenue Interest) throughout the productive life of such Property, except for carried interests, production payments, reversionary interest or other changes in interest in time as specifically set forth in Exhibit E or Exhibit F, as applicable; and

3.             with respect to each Lease, entitles Seller to the Net Acres set forth in Exhibit A-1 with respect to such Lease, and

4.             is free and clear of liens, encumbrances, obligations, or defects, except for and subject to Permitted Encumbrances.

“Disputed Title Matters” has the meaning set forth in Section 4.4.

“Dollars” means U.S. Dollars.

“Effective Date” has the meaning set forth in Section 2.4.

“Environmental Laws” means, as the same have been amended to the date hereof, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the date hereof of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets; or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“Excluded Assets” means (i) the amounts to which Seller is entitled pursuant to Section 3.2(a); (ii) the Excluded Records; (iii) all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Asset that are attributable to the period of time

Appendix A-4

prior to the Effective Date (including claims for adjustments or refunds); (iv) all rights and interests of Seller or its Affiliates (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Date; (v) all right, title and interest in any oil, gas and interest in oil, gas or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interest in oil, gas, and other minerals set forth on Exhibit B, if any; (vi) any Taxes, Tax refunds or Tax carry-forward amounts attributable to the Assets prior to the Effective Date or to Seller’s businesses generally; (vii) all personal property of Seller not included within the definition of Assets; (viii) all geophysical and other seismic and related technical data and information relating to the Assets or to the extent such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or consent by a Third Party; (ix) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (x) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction); (xi) all amounts due or payable to Seller by vendors, contractors, partners or other Third Parties as adjustments or refunds under any contract or agreement with respect to the Assets that relate to periods of time or work performed prior to the Effective Date; (xii) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.5; (xiii) any other items set forth on Exhibit B; and (xiv)  any present or former interest in, or any transaction (or associated revenue) related to, Blackhawk Midstream LLC.

“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets); (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law; (iii) computer software; (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions and (b) Contracts); (v) personnel records; (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties; and (vii) any records with respect to the other Excluded Assets.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Adjustment Date” has the meaning set forth in Section 9.4(a).

“Final Disputed Title Matters” has the meaning set forth in Section 4.4.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive,

Appendix A-5

judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority, or any arbitrator or arbitral body.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are requested by, or may form the basis of liability under any Governmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Lands” means any lands or properties covered by and subject to the Operating Agreement.

“Laws” means all Permits, statutes, laws, rules, regulations, ordinances, decrees, writs, injunctions, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Material Adverse Effect” means, with respect to a Party, any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies or on the ability of such Party to consummate the transactions contemplated by this Agreement.

“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s Working Interest in such Lease; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Revenue Interest” has the meaning set forth in the definition of “Defensible Title”.

“NORM” means naturally occurring radioactive material.

“Operating Agreement” means collectively, the Operating Agreement, the Development Agreement and the Area of Mutual Interest Agreement, each of which is dated May 6, 2011 and is among Purchaser, Windsor and Seller, and any other agreements or documents among Purchaser, Windsor and Seller entered into in connection therewith.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

Appendix A-6

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(i)            royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Acres, Net Revenue Interests and Working Interests below that shown in Exhibits A-1 and A-2 for such Asset;

(ii)           all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Acres, Net Revenue Interests and Working Interests below that shown in Exhibits A-1 and A-2 for such Asset;

(iii)          preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(iv)          liens for Taxes or assessments not yet delinquent or being contested in good faith by appropriate actions;

(v)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(vi)          all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or Conveyances of the Assets or interests therein, including Customary Post-Closing Consents;

(vii)         excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(viii)        easements, rights-of-way, rights-of-use, covenants, servitudes, Permits, licenses, surface leases, subsurface leases, equipment, pipelines, utility lines, structures and other rights in respect of surface operations which, in each case, do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;

(ix)          calls on production under existing Contracts;

(x)           gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

Appendix A-7

(xi)          all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any Governmental Body;

(xii)         any lien, charge or other encumbrance on or affecting the Assets which is expressly waived, bonded or paid by Purchaser at or prior to Closing A with respect to Category 1 Assets, Closing B with respect to Category 2 Assets or Closing C with respect to Category 3 Assets or which is discharged by Seller at or prior to such closing;

(xiii)        any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations;

(xiv)        the terms and conditions of all Contracts; provided, however, that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibits A-1 and A-2 or increase the Working Interests of Seller above those set forth in Exhibits A-1 and A-2 without a corresponding increase in the Net Revenue Interests;

(xv)         any matters shown in Exhibits A-1 and A-2; and

(xvi)        any other liens, charges, encumbrances, defects or irregularities which (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in Eastern Ohio and (c) do not reduce Seller’s Net Acres, Net Revenue Interests and Working Interests below that shown in Exhibits A-1 and A-2 for such Asset.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

“Post-Effective Date Period” has the meaning set forth in Section 12.2.

“Pre-Effective Date Period” has the meaning set forth in Section 12.2.

“Prime Rate” means the rate of interest published from time to time as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal.

“Properties” has the meaning set forth in Section 2.2(b).

“Property Taxes” means all ad valorem taxes, real property taxes, personal property taxes, and similar tax obligations.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

Appendix A-8

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Rhino Mortgage” means that certain Open-End Mortgage, Leasehold Mortgage, Security Agreement, Assignment of Rents and Leases, Financing Statement, Fixture Filing and As-Extracted Collateral Filing made to PNC Bank, National Association, dated August 30, 2006, as amended, pursuant to which a security interest in the Assets was granted to PNC Bank.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Severance Taxes” means all Taxes attributable to the Assets that are based upon or measured by the production of hydrocarbons, including severance, production and excise Taxes, and utility fees based on volumes of hydrocarbons gathered.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Termination Agreement” means an agreement, in a form reasonably satisfactory to Purchaser and Seller, providing for the termination of the Operating Agreement effective as of Closing Date C.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).

“Title Arbitrator” has the meaning set forth in Section 4.4(b).

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Acres of Seller as of Closing Date B in any of the Category 2 Assets or Closing Date C in any of the Category 3 Assets above that shown in Exhibit A-1 without a proportionate (or greater) increase in Seller’s Working Interest.

Appendix A-9

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Defect” means any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Category 2 Assets as of Closing Date B or Category 3 Assets as of Closing Date C; provided, however, that the following shall not be considered for any purpose Title Defects:

(i)            defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Category 2 Asset or Category 3 Asset;

(ii)           defects arising out of lack of survey, overlapping survey or metes and bounds description unless such information is expressly required by applicable Laws;

(iii)          defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(iv)          defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Category 2 Assets or Category 3 Assets held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is affirmatively shown to exist such that it would give rise to a right to terminate the lease in question, which documents shall be included in a Title Defect Notice;

(v)           defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and or the unavailability of information from regulatory agencies and defects based on references to a document that is not in Seller’s files;

(vi)          defects arising from prior expired oil and gas leases that are not surrendered or released of record;

(vii)         defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(viii)        defects arising out of lack of corporate or other entity authorization, unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and such lack of authorization results in a Third Party’s actual and superior claim of title to the relevant Category 2 Asset or Category 3 Asset;

Appendix A-10

(ix)          defects that have been cured by applicable Laws of limitations or prescription; and

(x)           defects arising out of any change in applicable Laws after

(A)          Closing Date B with respect to Category 2 Assets; or

(B)          Closing Date C with respect to Category 3 Assets.

“Title Defect Amount” has the meaning set forth in Section 4.2(c).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in Section 2.2(a).

“Wells” has the meaning set forth in Section 2.2(a).

“Windsor” means Windsor Ohio LLC, a Delaware limited liability company.

“Working Interest” means with respect to any Lease, shall mean the interest in and to such Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

Appendix A-11

EXHIBIT A-1

Leases

(See attached.)

Exhibit A-1-1

EXHIBIT A-2

Wells

(See attached.)

Exhibit A-2-1

EXHIBIT B

Certain Excluded Assets

None.

Exhibit B-1

EXHIBIT C

Form of Conveyance

(See attached.)

Exhibit C-1

EXHIBIT D

Category 1 Assets

(See attached.)

Exhibit D-1

EXHIBIT E

Category 2 Assets

None.

Exhibit E-1

EXHIBIT F

Category 3 Assets

(See attached.)

Exhibit F-1

SCHEDULE 3.4

Allocated Values

(See attached.)